							Filed under Rule 424(b)(3), Registration Statement No. 333-276916
			Pricing Supplement No. 65 - Dated Monday, August 10, 2026 (To: Prospectus Dated February 7, 2024 and Prospectus Supplement Dated February 7, 2024)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TS86	100%	0.700%			Fixed	5.000%	Semi-Annual	8/20/2028	2/20/2027	$25.00	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/20/2027 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TS94	100%	1.500%			Fixed	5.600%	Semi-Annual	8/20/2031	2/20/2027	$28.00	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 8/20/2027 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee investment advisory accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession applicable to such selling agents and dealers. In that instance, the Purchasing Agent may retain the portion of the gross concession applicable to the Purchasing Agent.

Trade Date: Monday, August 17, 2026 @ 12:00 PM ET
Settlement Date: Thursday, August 20, 2026
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
	DTC Number 0235 via RBC Dain Rauscher Inc.	Ford Credit Notes - Series B $6,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 2-7-24 and Prospectus Supplement Dated: 2-7-24
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.
Ford Credit Notes - Series B